Exhibit 10.5

INFINITY NATURAL RESOURCES, INC.

[Date]

Re: Participation Agreement – Infinity Natural Resources, Inc. Executive Change in Control and Severance Plan

Dear [__]:

We are pleased to inform you that you have been designated as eligible to participate in the Infinity Natural Resources, Inc. Executive Change in Control and Severance Plan (as it may be amended from time to time, the “Plan”), as a Tier [__] Executive. Your participation in the Plan is subject to the terms and conditions of the Plan and your execution and delivery of this agreement, which constitutes a Participation Agreement (as defined in the Plan). A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes. Capitalized terms used but not defined in this Participation Agreement (including Annex B) shall have the meanings set forth in the Plan.

[Notwithstanding anything in the Plan to the contrary, the following provisions will apply to you:

1. Include provisions in the Plan that are to be modified for the particular participant, if any.]1

In signing below, you expressly agree to be bound by, and promise to abide by, the restrictive covenant obligations set forth in Annex B attached hereto and the terms of Section 11 of the Plan, which create certain restrictions with respect to confidentiality, non-competition, non-solicitation, ownership of intellectual property, non-disparagement and cooperation. You agree that the covenants within Annex B and Section 11 of the Plan are reasonable in all respects.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance policies, plans, agreements and arrangements of the Company or any other member of the Company Group (and supersede all prior oral or written communications by the Company or any of other member of the Company Group with respect to severance payments or benefits), and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force or effect, solely with respect to your severance entitlements set forth therein. Notwithstanding the foregoing or anything to the contrary, the provisions of the Plan are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between you and any member of the Company Group that create restrictions on you with respect to confidentiality, non-disclosure, assignment of inventions, non-competition, non-solicitation or non-disparagement.

You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

[1]	Note to Form: Describe any modifications that are applicable to the participant.

1

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

Please execute this Participation Agreement in the space provided below and send a fully executed copy to [__] no later than [__].

[Remainder of Page Intentionally Blank]

2

Sincerely,

INFINITY NATURAL RESOURCES, INC.

By:
Name:
Title:

AGREED AND ACCEPTED this day of , 20 by:

[Name]

[Signature Page to Participation Agreement]

ANNEX A

INFINITY NATURAL RESOURCES, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

[See attached]

A-1

ANNEX B

RESTRICTIVE COVENANTS

1. Confidentiality. In the course of your employment or service with the Company, you will be provided with, and will have access to, Confidential Information (as defined below). In consideration of your receipt and access to such Confidential Information, you shall comply with this Section 1.

(a) Both during your employment or service with any member of the Company Group (as defined below) and thereafter, except as expressly permitted by this Annex B, you shall not directly or indirectly disclose, publish, communicate, or make available any Confidential Information, or allow it to be disclosed, published, communicated, or made available, to any person or entity and shall not access or use any Confidential Information except for the benefit of the Company Group. You acknowledge and agree that you would inevitably use and disclose Confidential Information in violation of this Section 1 if you were to violate any of the covenants set forth in Section 2 of this Annex B. You shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of your duties on behalf of the Company Group, you shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by you or obtained by the Company Group. The covenants of this Section 1(a) shall apply to all Confidential Information, whether now known or later to become known to you during the period that you are employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 1(a) of this Annex B to the contrary, you may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in your reasonable and good faith belief, such disclosure is in connection with your performance of your duties and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board; or

(iv) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement or otherwise has professional or other binding confidentiality obligations to the Company Group.

(c) Upon the termination of your employment, and at any other time upon request of the Company, you shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in your possession, custody or control and you shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, you shall certify to the Company in writing that all such documents, materials and property have been returned to the Company. In the event that you later discover any Company Group property, you shall promptly return such property to the Company. You shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company Group from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by you.

(d) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to you (whether conveyed orally, in writing or in any other form or medium), individually or in conjunction with others, during the period that you are employed by or otherwise affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Annex B. For purposes of this Annex B, Confidential Information shall not include any information that (A) is generally available to and known by the public other than as a result of a disclosure or wrongful act of you or any of your agents; (B) was available to you on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to you on a non-confidential basis from a source other than a member of the Company Group who, to your knowledge, rightfully possesses the information and did not obtain it, either directly or indirectly, from a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.

(e) Notwithstanding the foregoing, nothing in this Annex B shall prohibit or restrict you from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to you from any Governmental Authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to your attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Annex B requires you to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct. Nothing herein prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

2. Non-Competition; Non-Solicitation.

(a) The Company shall provide you access to Confidential Information for use only during your employment or service with any member of the Company Group, and you acknowledge and agree that the Company Group will be entrusting you, in your unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing you with access to Confidential Information, clients and customers and as an express incentive for the Company to grant you the eligibility to participate in the Plan, you have voluntarily agreed to the covenants set forth in this Section 2. You agree and acknowledge that, due to the nature of the Business of the Company Group, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Annex B intended and necessary to prevent unfair competition and to protect the Company’s Confidential Information, customer and employee relationships, goodwill and legitimate business interests.

(b) During the Prohibited Period (as defined below), you shall not, and shall cause your affiliates not to, without the prior written approval of the Board, directly or indirectly, for you or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate in (or prepare to engage in or participate in) the Business within the Market Area (each as defined below), which prohibition shall prevent you from directly or indirectly: (A) owning, investing in, controlling, managing, operating, participating in, lending your name to, contributing to, providing assistance to or being an officer or director of, any person or entity engaged in or planning to engage in the Business in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise rendering services for or being affiliated with or engaged by (whether or not for compensation), any person or entity engaged in, or planning to engage in, the Business in the Market Area in any capacity (with respect to this clause (B)) in which your customer or client relationships, duties or responsibilities are the same as or similar to the customer or client relationships, duties or responsibilities that you had on behalf of any member of the Company Group, provided, however, that you shall be permitted to own a passive interest of any class of securities of any corporation in competition with the Company Group that is traded on a national securities exchange (as long as you are not involved in the business activities of such entity);

(ii) appropriate or interfere with or attempt to appropriate or interfere with any Business Opportunity (as defined below) of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company Group with whom you had contact (including oversight responsibility) or learned Confidential Information about during your employment or service with any member of the Company Group to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group which you had contact during your employment or service with any member of the Company Group or who otherwise worked in the same department as you, to terminate his, her or its employment or engagement with any member of the Company Group, hire or retain any such employee or contractor or otherwise adversely affect such relationship.

Notwithstanding the foregoing, nothing herein shall prohibit you from being employed or engaged by any person or entity where such work (i) would not involve any level of strategic, advisory, technical, creative, or sales, or other activity similar to that which you provided to any Company Group or (ii) is in connection with an independent business line of such person or entity that is wholly unrelated to the Business and the Confidential Information (subject to protocols to prevent you from disclosing Confidential Information).

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 1 of this Annex B and in this Section 2, and because of the immediate, irreparable and continuing damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach of this Annex B. You further agree that the Company and each member of the Company Group would, by reason of such breach, or threatened breach, be entitled (a) to an injunction, a decree for specific performance, other equitable relief in a court of appropriate jurisdiction, (b) to be indemnified by you from any loss or harm; and (c) to recover any costs or attorneys’ fees, arising out of or in connection with any breach by you or enforcement action relating to your obligations under this Annex B and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post any bond. You further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from breaching the terms of this Annex B. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. You further agree that you will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 2, and that you will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 2 if you challenge the reasonableness or enforceability of any of the provisions of this Section 2. Notwithstanding anything to the contrary contained in this Annex B, in the event of a breach of any covenant by you, the duration of any restriction breached shall be extended for a period equal to any period of time that you were in violation of such covenant to the extent permitted by applicable law.

(d) The covenants in this Section 2, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Annex B shall thereby be reformed.

(e) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which you provide services or about which you obtain Confidential Information during your employment or service with any member of the Company Group, which business and operations include, but are not limited to the lease, acquisition, exploration, production, gathering, transporting, marketing, treating or processing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located.

(ii) “Business Opportunity” shall mean any actual or potential commercial, investment or other business opportunity of any member of the Company Group or relating to the Business about which you learned Confidential Information during your employment or service with any member of the Company Group.

(iii) “Market Area” shall mean any area that is within a five-mile radius of the boundaries of any property, asset, or other tangible interest of any member of the Company Group (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between member of the Company Group and any third party) or any other country, state, municipality, locale, or jurisdiction in which any member of the Company Group is engaged in providing services and in which you had material responsibilities or made actual contact (whether in person, virtual, or by email, text, or phone) between you and a customer or prospective customer with whom you dealt on behalf of any member of the Company Group or whose dealings with the Company or any member of the Company Group was coordinated or supervised by you, or who received any product or service from the Company or any member of the Company Group that resulted in payment of compensation to you, or about whom you obtained Confidential Information as a result of your employment with or service to the Company or any member of the Company Group.

(iv) “Prohibited Period” shall mean the period during which you are employed by, or providing services to, any member of the Company Group and continuing for a period of twelve (12) months following the date that you are no longer employed by, or providing services to, any member of the Company Group.

(f) You undertake and agree that following the date that you are no longer employed by, or providing services to, any member of the Company Group and prior to entering into any relationship with any other party to serve as an officer, director, employee, consultant, partner, advisor, joint-venturer or in any other capacity with any other person or entity, you shall disclose to such other party the terms of the restrictive covenants set forth herein and hereby consents to the Company making any related disclosures.

3. Ownership of Intellectual Property.

(a) You agree that the Company shall own, and you shall (and hereby does) assign, all right, title and interest relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made, conceived, developed, fabricated, reduced to practice, modified or improved, in whole or in part, by you during the period in which you are or have been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate in any way to the Business or actual or demonstrably anticipated research or development of the Company or any member of the Company Group, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information, regardless of when or where the work is prepared, to the fullest extent allowed by applicable law (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and you shall promptly disclose all Company Intellectual Property to the Company in writing. To support your disclosure obligation herein, you shall keep and maintain adequate and current written records of all Company Intellectual Property made by you (solely or jointly with others) during the period in which you are or have been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.

(b) All of your works of authorship and associated copyrights created during the period in which you are employed by or affiliated with the Company or any other member of the Company Group and in the scope of your employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by you to the Company, you shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) You recognize that this Annex B will not be deemed to require assignment of any invention or intellectual property that you developed entirely on your own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Annex B does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section 3 applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent you retain any Moral Rights under applicable law, you hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and you hereby waive and agree not to assert any Moral Rights with respect to such Moral Rights. You shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) You shall perform, during and after the period in which you are or have been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Annex B. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(f) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure your signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, you hereby irrevocably designate and appoint the Company and each of the Company’s duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and instead of you, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by you. For the avoidance of doubt, the provisions of this Section 3(f) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.

(g) In the event that you enter into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, you shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to the termination of your employment. If the Company (or the applicable member of the Company Group) is unable for any reason to secure your signature to any document required to assign said contracts or agreements, or if you do not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to the termination of your employment, you hereby irrevocably designate and appoint the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and instead of you to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

4. Non-Disparagement. Subject to Section 1(e) above, you agree that you will not, and will cause your affiliates to not, make, publish, or communicate any statement, comment or remark, whether written or oral, which in any way disparages or defames or could reasonably be expected to impugn the personal or professional character, reputation or integrity of the Company or any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders), and their customers, clients, suppliers, investors and other associated third parties, or their businesses, business practices, prospects, products or services; provided, however, that nothing in this Annex B shall prevent you from engaging in concerted activity relative to the terms and conditions of your employment and in communications protected under the National Labor Relations Act, to the extent applicable, including the ability to file unfair labor practice charges with the National Labor Relations Board or assist others in doing so, and otherwise cooperate with any investigative process by the National Labor Relations Board.

5. Governing Law. All questions arising with respect to the provisions of this Annex B shall be determined by application of the laws of the State of Delaware and with respect to any action or legal proceeding brought under this Annex B, you consent to exclusive jurisdiction and venue in the state and federal courts located in the State of Delaware without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Delaware. This Annex B is intended, among other things, to supplement any applicable statute protecting trade secrets, and the duties you owe to the Company and the Company Group under the common law, including, but not limited to, the duty of loyalty.

6. Jury Trial Waiver. To the maximum extent permitted by applicable law, you irrevocably waive any and all rights to a trial by jury in any action or legal proceeding arising out of or relating to this Annex B.

7. Successors. This Annex B shall be binding upon and inure to the benefit of the Company, the Company Group and any of their respective successor organizations that shall succeed to the Company or Company Group by the occurrence of a Change in Control, merger, consolidation or operation of law, or by acquisition of assets, equity sale, or other corporate reorganization. You may not assign this Annex B.

8. No Oral Modifications. This Annex B may not be changed or modified except by an agreement set forth in writing and signed by you and the Company. The waiver by the Company of any breach of this Annex B shall not be effective unless in writing and no such waiver shall be construed as a waiver of the same or another breach on any other occasion.

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